Exhibit(a)(1)

Kinnard Investments i n c o r p o r a t e d	920 Second Avenue South Minneapolis, MN 55402 (612) 370-2990

December 21, 1999

Dear Fellow Shareholders:

    On December 6, 1999 SW Acquisition, Inc., a wholly owned subsidiary of Stockwalk.com Group, Inc., a Minnesota corporation, announced an unsolicited tender offer for all of the outstanding shares of the Kinnard Investments, Inc. at a price of $7.50 per share in cash.

    A SPECIAL COMMITTEE OF YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE STOCKWALK TENDER OFFER IS INADEQUATE, HIGHLY CONTINGENT AND NOT IN THE BEST INTERESTS OF KINNARD OR ITS SHAREHOLDERS. ACCORDINGLY, WE RECOMMEND THAT YOU REJECT THE STOCKWALK OFFER AND THAT YOU NOT TENDER YOUR KINNARD STOCK TO STOCKWALK.

    In arriving at our determination that the Stockwalk offer is inadequate, highly contingent and not in the best interests of Kinnard or its shareholders, the Special Committee of your Board of Directors gave careful consideration to a number of factors, including the following:

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  The opinion of Kinnard's financial advisor that the Stockwalk offer is inadequate from a financial point of view. As part of its presentation to the Special Committee concerning the financial aspects of the Stockwalk offer, Kinnard's financial advisor, U.S. Bancorp Piper Jaffray, gave its formal opinion that the Stockwalk offer is inadequate, from a financial point of view, to Kinnard's shareholders.

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  The speculative nature of the funding necessary to consummate the Stockwalk offer. Stockwalk's tender offer materials indicate that Stockwalk intends to obtain the funds necessary to finance a portion of its offer from existing credit lines and the remainder from a private placement of its equity securities. Kinnard shareholders do not have adequate assurance that Stockwalk will have available to it the funds necessary to fund its offer.

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  The initiative of the Kinnard's Board of Directors to explore strategic alternatives to enhance shareholder value. Before Stockwalk made its unsolicited tender offer, your Board of Directors began a process to explore strategic alternatives to enhance shareholder value. The Special Committee, together with your management and Kinnard's financial advisor, U.S. Bancorp Piper Jaffray, will continue to seek opportunities to enhance shareholder value, including aggressively pursuing transactions that represent more value for Kinnard shareholders than the Stockwalk offer. There is no guarantee of where the process will lead; however, the Special Committee is unanimous in the view that Kinnard shareholders are best served by a process designed to enhance their investment rather than to respond to an unsolicited offer that is financially inadequate and highly contingent.

    IN SHORT, THE OFFER IS FINANCIALLY INADEQUATE, HIGHLY CONTINGENT AND NOT IN THE BEST INTERESTS OF KINNARD OR ITS SHAREHOLDERS. DO NOT LET STOCKWALK GAIN THE VALUE OF YOUR INVESTMENT FOR ITS SHAREHOLDERS.

    We encourage you to read carefully the attached Solicitation/Recommendation Statement on Schedule 14D-9, including the discussion of the reasons for the Special Committee's recommendation and the written opinion of the Special Committee's financial advisor, U.S. Bancorp Piper Jaffray. Also enclosed is a copy of the press release that Kinnard issued today regarding the tender offer. You should carefully review these materials before making any decision with respect to tendering your shares to Stockwalk.

    The Special Committee of the Board of Directors recommends that you NOT tender your shares to Stockwalk. This can be accomplished by not responding to the materials sent to you by Stockwalk. Any shares tendered into the tender offer may be withdrawn at any time before its expiration.

    Please be assured that the Special Committee, your Board of Directors and the management of Kinnard will continue to act in the best interests of Kinnard and its shareholders. Your Directors thank for your understanding and support.

On Behalf of the Special Committee of the Board of Directors
Very truly yours,

[SIGNATURE]
Robert D. Potts Chairman of the Special Committee